UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2024

Red Rock Resorts, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37754	47-5081182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	RRR	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On February 20, 2024, Red Rock Resorts, Inc. and Station Casinos LLC (together, the “Company’”) announced that Robert A. Finch resigned his role as Chief Operating Officer of the Company effective February 20, 2024. Mr. Finch will continue to be employed by the Company in a non-officer position and will provide transition and other services through July 31, 2024 and, in consideration for providing such services and a release of claims, will continue to receive payment of his annual base salary of $650,000 through July 31, 2024, as well as a prorated bonus for the period of January 1, 2024 through July 31, 2024. In addition, Mr. Finch’s existing equity awards will continue to be governed in accordance with their existing terms. There were no disagreements between Mr. Finch and the Company.

(b) In connection with Mr. Finch’s departure, the Company announced that Kord Nichols, age 42, was appointed by the Board of Directors to the role of Executive Vice President and Chief Operating Officer, effective February 20, 2024. Mr. Nichols originally joined the Company in 2008 and has served the Company continuously in a variety of increasingly senior operating and leadership roles, most recently serving as Senior Vice President of Operations and before that serving as the General Manager of Graton Resort and Casino. Mr. Nichols does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Mr. Nichols has been party to an employment agreement with Station Casinos LLC since July 1, 2019, which provides for a fixed five-year term with automatic one-year extensions, unless the agreement is otherwise terminated pursuant to its terms. Under his employment agreement, Mr. Nichols is entitled to an annual base salary and a discretionary annual bonus based on a percentage of his base salary. In connection with Mr. Nichols’ appointment to the role of Chief Operating Officer, his annual base salary was increased from $650,000 to $750,000, effective as of March 3, 2024. In connection with his appointment to Chief Operating Officer, Mr. Nichols will be eligible to receive a discretionary annual long-term incentive award with a targeted value not less than 300% of his annual base salary.

In the event of termination of employment for any reason, Mr. Nichols’ employment agreement provides that he will be entitled to accrued and unpaid obligations under his employment agreement, such as unpaid salary, any annual bonus awarded but not yet paid, rights under applicable benefit programs and plans and reimbursement for previously-incurred expenses. Mr. Nichols will not be entitled to any additional payments or benefits if his employment is terminated by the Company for “cause” or by Mr. Nichols. If Mr. Nichols’ employment is terminated by the Company without “cause”, he will be entitled to receive additional payments consisting of a cash payment equal to the annual base salary in effect at the time of termination (paid in 12 equal monthly installments) and continuation of group health insurance coverage for 12 months (or a cash payment made in lieu of continued coverage). Receipt of the additional payments is subject to the execution of a release of claims against the Company. Mr. Nichols’ employment agreement also contains certain restrictive covenant obligations, including indefinite confidentiality obligations and non-competition and non-solicitation restrictions with respect to a defined “restricted area” through the first anniversary of termination of employment. It is anticipated that Mr. Nichols will enter into a new employment agreement with the Company prior to termination of his existing employment agreement at the end of the initial five-year term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2024

Red Rock Resorts, Inc.

By:	/s/ Stephen L. Cootey
Stephen L. Cootey
Executive Vice President, Chief Financial Officer and
Treasurer